ROSS MILLER
Secretary of State	Filed in the office of	Document Number
204 North Carson Street, Ste 1		20070548706-99
Carson City, Nevada 89701-4299 (775) 684 5708	Ross Miller Secretary of State	Filing Date and Time 08/09/2007 3:43 PM
Website: secretaryofstate.biz	State of Nevada	Entity Number
C3048-1974

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Volcanic Gold, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Please see attached.

I.	The name of the corporation is being changed to A Power Agro Agriculture Development, Inc.
IV.
The total authorized number of shares of stock which the corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), which shall be divided into two classes as follows; One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share, and Ten Million (10,000,000) shares of blank check preferred stock, $0.001 par value per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:           $1.92

4. Effective date of filing (optional):            [ILLEGIBLE]

5. Officer Signature (Required):               X [ILLEGIBLE]

“If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	[ILLEGIBLE]

Article 1: The name of the Corporation is: A Power Agro Agriculture Development, Inc.

Articles IV: The total authorized number of shares of stock of which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), which shall be divided into two classes as follows: One Hundred Million (100,000,000) shares of common stock, $0.001 par value per share, and Ten Million (10,000,000) shares of blank check preferred stock, $0.001 par value per share.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. All preemptive rights created pursuant to Section 78,265 of the Nevada Revised Statutes are hereby deemed waived.

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Nevada (the “Effective Time”), each share of the Corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.02 of a share of common stock, $0.001 par value per share, of the Corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock presented by such certificate immediately prior to the Effective Time by 0.02.”